                                                                 EXHIBIT (a)(5)


         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated April 2, 2003, and the related Letter of Transmittal, and any amendments and supplements to the Offer to Purchase and the Letter of Transmittal, which are being distributed to registered holders of Shares (the "Holders"). The Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Corrections Corporation of America by Lehman Brothers Inc. (the "Dealer Manager") or one or more registered brokers or dealers licensed under that jurisdiction's laws.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                       CORRECTIONS CORPORATION OF AMERICA

                                     [LOGO]

        UP TO 4,204,947 SHARES OF THE 4,672,163 OUTSTANDING SHARES OF ITS
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                    (CUSIP NOS. 22025Y 30 8 AND 74264N 30 3)
                     AT A PURCHASE PRICE OF $26.00 PER SHARE

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
      NEW YORK CITY TIME, ON APRIL 29, 2003, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                      OFFER

         Corrections Corporation of America, a Maryland corporation (the "Company"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 2, 2003, and the related Letter of Transmittal (which, together with any amendments or supplements thereof, collectively constitute the "Offer"), up to 4,204,947 shares, representing 90% of the outstanding shares as of April 1, 2003, of its Series B Cumulative Convertible Preferred Stock (the "Shares"), at $26.00 per Share, net to the Holder in cash, without interest. The payment by the Company for Shares that are validly tendered prior to 12:00 midnight, New York City time, on the Expiration Date (as defined below) is expected to be promptly following such Expiration Date. The Offer and withdrawal rights will expire at 12:00 midnight, New York City



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

time, on April 29, 2003, or such later date to which the Offer is extended ("Expiration Date"). An extension would be communicated by issuance of a press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THIS OFFER. IN ADDITION, THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WHO OWN SHARES HAVE INDICATED TO THE COMPANY THAT THEY CURRENTLY INTEND TO TENDER ALL OF THEIR SHARES THAT THEY ARE NOT RESTRICTED BY CONTRACT FROM TENDERING IN THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER IS MAKING ANY RECOMMENDATION TO THE HOLDERS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. HOLDERS MUST DECIDE WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. HOLDERS SHOULD ALSO DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR BROKER OR OTHER FINANCIAL ADVISOR.

         If, at the expiration of the Offer, more than 4,204,947 Shares have been properly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will purchase 4,204,947 Shares on a pro rata basis from all tendering Holders, disregarding fractions, according to the number of Shares tendered by each Holder; provided, however, that "odd lots" (lots held by beneficial owners of less than 100 Shares) will be purchased on a priority basis. All securities tendered and not purchased pursuant to the Offer because of such pro-ration will be returned to the tendering Holders at the Company's expense promptly following the Expiration Date.

         THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE RECEIPT BY THE COMPANY OF FINANCING, ON TERMS AND CONDITIONS SATISFACTORY TO THE COMPANY, AND CERTAIN OTHER CONDITIONS, ALL AS MORE FULLY DESCRIBED IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. IN ITS DISCRETION AND SUBJECT TO APPLICABLE LAW, THE COMPANY MAY WAIVE ANY SUCH CONDITIONS AND PURCHASE THE SHARES.

         This Offer is part of the Company's plan to enhance the Company's capital structure and to provide the Company with additional financing flexibility to enable the Company to more effectively execute its business objectives in the future.








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

                          PAYMENT; TENDERING PROCEDURES

         For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date only if it gives oral or written notice to The Bank of New York (in such capacity, the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly following the Expiration Date, but only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the book-entry transfer facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), an Agent's Message (as defined in the Offer to Purchase) in the case of book-entry transfer, or the specific acknowledgement in the case of tender through ATOP (as defined in the Offer to Purchase) and any other required documents. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making payment for the Shares.

                       EXTENSION; TERMINATION; WITHDRAWAL

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay the acceptance for payment of, and payment for, the Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. The Company also expressly reserves the right, it its sole discretion, to terminate the Offer and not accept for payment or pay for Shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for the Shares until the satisfaction of all of the conditions specified in the Offer to Purchase, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of the termination or postponement.

         Tenders of Shares made prior to 12:00 midnight, New York City time, on the Expiration Date may be validly withdrawn at any time up until 12:00 midnight, New York City time, on the Expiration Date, or if the Company has not yet accepted the Shares, after May 28, 2003. For a withdrawal of a tender of Shares to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to 12:00 midnight, New York City time, on the Expiration Date. Details regarding the notice of withdrawal are set forth in the Offer to Purchase. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt even if physical release is not yet effected.

                                  OTHER MATTERS

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE HOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER.

         The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer materials are being mailed to Holders of Shares and are being furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares.

         In certain circumstances, some tendering Holders whose Shares are purchased in the Offer may be treated for U.S. federal tax purposes as having received an amount taxable as a distribution or dividend rather than as a capital gain or loss. Holders are encouraged to read the Offer to Purchase for additional information regarding the U.S. federal tax consequences of participating in the Offer.

         In certain cases, soliciting dealers, including brokers, dealers, banks and trust companies who solicit and obtain tenders pursuant to the Offer and are designated by the beneficial owners of tendered Shares on the Letter of Transmittal, will be paid a fee equal to $0.25 per share tendered, provided that such Shares have been validly tendered and accepted for payment and that certain other conditions are met. Soliciting dealers shall only receive the solicitation fee with respect to beneficial owners that own no more than 10,000 Shares. See the Offer to Purchase for more information.

                      QUESTIONS & REQUESTS FOR INFORMATION

         Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. Additional copies of the Offer to Purchase or the Letter of Transmittal may be obtained from the Information Agent at the telephone numbers or address set forth below. Such additional copies will be promptly furnished at the Company's expense. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.

                                 48 Wall Street
                            New York, New York 10005
                          Call Collect: (212) 269-5550

                                       or

                         Call Toll Free: (888) 605-1956


                      The Dealer-Manager for the Offer is:

                              LEHMAN BROTHERS INC.

                               745 Seventh Avenue
                                    3rd Floor
                            New York, New York 10019
                          Call Collect: (212) 528-7581

                                       or

                         Call Toll Free: (800) 438-3242
                            Attention: Darrell Chiang





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